Exhibit 10.3

Restricted Stock UNIT Award Agreement
(2016 Performance-Based Award - Investment Results)

This Agreement (“Agreement”) is made this <Grant Date> by and between <Participant Name> (“Participant”) and The Progressive Corporation (the “Company”).

1.    Definitions. Unless otherwise defined in this Agreement, each capitalized term in this Agreement shall have the meaning given to it in The Progressive Corporation 2015 Equity Incentive Plan (the “Plan”). References herein to performance results of the Company mean the applicable results achieved by the Subsidiaries and mutual company affiliate of the Company in the portfolio(s) to the extent directly managed by Progressive Capital Management Corp. during the Evaluation Period (“Managed Portfolios”).

2.    Award of Restricted Stock Units. The Company grants to Participant an award (the “Award”) of performance-based restricted stock units (“Restricted Stock Units” or “Units”), pursuant to, and subject to, the terms of the Plan. The Award is based on a target award value of <# of Units> Units (the “Target Award Units”). The number of Restricted Stock Units that are ultimately earned pursuant to the Award (if any) will be determined based on the Target Award Units and the procedures and calculations set forth in this Agreement. Under the calculations set forth below, the maximum potential Award is a number of Units equal to two (2.0) times the Target Award Units (the “Maximum Award Units”) plus any related Dividend Equivalents.

3.    Condition to Participant’s Rights under this Agreement. This Agreement shall not become effective, and Participant shall have no rights with respect to the Award or any Restricted Stock Units, unless and until Participant has fully executed this Agreement and delivered it to the Company. In the Company’s sole discretion, such execution and delivery may be accomplished through electronic means.

4.    Restrictions; Vesting. Subject to the terms and conditions of the Plan and this Agreement, including the provisions of Paragraph 8 below, Participant’s rights in and to Restricted Stock Units shall vest, if at all, as follows:

a.    Evaluation Period. The “Evaluation Period” shall be the three-year period comprised of the calendar years 2016, 2017 and 2018.

b.    Certification. The Award shall vest (if at all) only if, to the extent, and when the Committee certifies:

i.     the Performance Ranking of the Company’s Fixed-Income Portfolio (as each of those terms are defined in Subparagraph c. below); and

ii.     the Performance Factor to be applied to the Target Award Units (and any related Dividend Equivalent Units) to determine the number of Restricted Stock Units (if any) that have vested as a result of such performance.

Such certification shall occur as soon as practicable after the end of the Evaluation Period (the date of such certification, the “Certification Date”). If the Committee certifies the vesting of a number of Units that is less than the Maximum Award Units, then with respect to all other Units that could have been earned under this Agreement, the Award will terminate and be forfeited automatically.

c.    Number of Units Vesting. The number of Restricted Stock Units (if any) that vest in connection with the Award will be determined by application of the following formula:

Number of Units Vesting = Target Award Units x Performance Factor

i.    The Performance Factor will be determined after the expiration of the Evaluation Period based on the fully taxable equivalent total return of the segment(s) of the Company’s fixed-income investment portfolio that constitute(s) Managed Portfolios (the “Fixed-Income Portfolio” or “Portfolio”), in comparison to the total returns of the group of comparable investment firms identified by Rogers Casey (the “Investment Benchmark”), each calculated for the three calendar years comprising the Evaluation Period. After the end of the Evaluation Period, Rogers Casey will determine the firms that are included in the Investment Benchmark in accordance with the criteria specified on Exhibit I hereto. Rogers Casey will also supply to the Company the monthly total return data for each of the Investment Benchmark firms for the three-year period ending on the last day of the Evaluation Period.

Investment results for the Fixed-Income Portfolio will be marked to market, including the benefit of any state premium tax abatements for municipal securities held in the Portfolio that are realized by the Company during the Evaluation Period, in order to calculate the Portfolio’s fully taxable equivalent total return, compounded on a monthly basis, for the Evaluation Period. The investment performance achieved by the Fixed-Income Portfolio for the Evaluation Period will then be compared against the total returns of the firms included in the Investment Benchmark for the same period, also compounded on a monthly basis, as determined by the Company from the monthly performance data supplied by Rogers Casey for each firm in the Investment Benchmark, to determine where the Fixed-Income Portfolio’s performance falls on a percentile basis when compared to the firms in the Investment Benchmark, as further described in Exhibit II hereto (“Performance Ranking”).

The Portfolio’s Performance Ranking will be used to determine a performance score of between 0.00 and 2.00 for the Evaluation Period, based on the following schedule:

Score = 0.00 Rank at or below	Score = 1.00 Rank equal to	Score = 2.00 Rank at or above
25th Percentile	50th Percentile	75th Percentile

A Performance Ranking between the values identified in the schedule will be interpolated on a straight-line basis to generate the Performance Factor, as further described on Exhibit II.

ii.    The Company will work with Rogers Casey to ensure, to the extent practicable, that the list of firms comprising the Investment Benchmark and all data necessary to calculate the Performance Ranking and the Performance Factor are received by March 1st of the year immediately following the Evaluation Period. In all events, distributions under this Agreement must be made on or before March 15th of the year immediately following the Evaluation Period.

iii.    In the event that Rogers Casey (or its successors or assigns) ceases to provide or publish the information required to calculate the Performance Factor, or modifies the information in such a way as to render the comparisons required by this Agreement to be not meaningful, in the Committee’s sole judgment, the determinations required above shall be made using such comparable Company and other investment data as may be available from another recognized provider of investment industry data as the Committee may approve in its sole discretion.

d.    Committee Discretion. Notwithstanding anything to the contrary contained in this Agreement, at or prior to the time of vesting, the Committee, in its sole discretion, may reduce the number of Restricted Stock Units that otherwise would vest according to this Agreement, or eliminate the Award in full. The Committee, in its sole discretion, may treat individual participants differently for these purposes. Any such determination by the Committee shall be final and binding on Participant. Under no circumstances shall the Committee have discretion to increase the award to Participant in excess of the number of Units that would have been awarded at vesting based on this Paragraph 4 (excluding adjustments required by Section 3(c) and/or Section 11 of the Plan).

The Award shall vest in accordance with and subject to the foregoing except to the extent that, prior to the Certification Date, the Award has been forfeited under the terms and conditions of the Plan or this Agreement.

5.    Dividend Equivalents. Subject to this Paragraph 5, with respect to dividends for which a record date occurs during the Restriction Period, Participant shall be credited with a Dividend Equivalent with respect to each outstanding Restricted Stock Unit, and with respect to any related Dividend Equivalent Unit (defined below) resulting from prior reinvestments of Dividend Equivalents as provided in this Paragraph. All Dividend Equivalents so credited will be deemed to be reinvested in Restricted Stock Units on the date that the applicable dividend or distribution is made to the Company’s shareholders, based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, in the number of Units determined by dividing the aggregate value of the Dividend Equivalents by the Fair Market Value of the Stock on such date (rounded to the nearest thousandth of a whole Unit or as otherwise reasonably determined by the Company); provided, however, that if Dividend Equivalents cannot be reinvested in Units due to the operation of Section 3(a) of the Plan, such Dividend Equivalents will be credited to Participant as a cash value based on the Target Award Units and any Dividend Equivalent Units resulting from prior reinvestments of Dividend Equivalents, which cash value shall be held by the Company (without interest) subject to this Agreement. Any Units resulting from the deemed reinvestment of dividends in accordance with this Paragraph 5 are referred to herein as “Dividend Equivalent Units.” Dividend Equivalents shall be subject to the same terms and conditions, and shall vest or be forfeited (as applicable) at the same time, upon the same conditions, and in the same proportion, as the Target Award Units set forth in this Award; provided, however, that if the Award vests after the record date for, but before the payment date of, a dividend, then the Dividend Equivalents related to such dividend and to Units vesting on the vesting date will be paid in cash or in Stock, in the sole discretion of the Company, as soon as practicable following the payment date for such dividend.

6.    Units Non-Transferable. No Restricted Stock Units (and no Dividend Equivalents) shall be transferable by Participant other than by will or by the laws of descent and distribution. In the event all or any portion of the Award is transferred or assigned pursuant to a court order, such transfer or assignment shall be without liability to the Company, and the Company shall have the right to offset against the Award any expenses (including attorneys’ fees) incurred by the Company, or any of its Subsidiaries or Affiliates, in connection with such attempted transfer or assignment.

7.    Executive Deferred Compensation Plan. If Participant is eligible, and has made the appropriate election, to defer the Award into The Progressive Corporation Executive Deferred Compensation Plan (the “Deferral Plan”), and the Award is eligible for deferral under the Deferral Plan, then at the time of vesting, the Restricted Stock Units that would otherwise vest under this Agreement (but not any Dividend Equivalents, which shall be delivered to Participant in accordance with Paragraph 10) shall be considered to be deferred pursuant to the Deferral Plan, subject to and in accordance with the terms and conditions of the Deferral Plan and any related deferral agreement.

8.    Termination of Employment. Except as otherwise provided in the Plan, including Section 11 (Change in Control Provisions) and Section 14(d) thereof, or in this Paragraph 8, if Participant’s employment with the Company or any Subsidiary or Affiliate terminates for any reason, the Award and all Restricted Stock Units (and any related Dividend Equivalents) held by Participant that are unvested or subject to restriction at the time of such termination shall be forfeited automatically. Notwithstanding the foregoing:

a.    In the event that Participant’s employment terminates as a result of Participant’s death prior to Participant’s Qualified Retirement Eligibility Date, then this Agreement will remain effective for up to one year after the date of Participant’s death and the Restricted Stock Units (and Dividend Equivalents) will vest if, when and to the extent, that the performance measures identified in Paragraph 4 above are achieved and certified by the Committee pursuant to Paragraph 4 prior to the expiration of such one (1) year period. The balance of the Award, if any, shall be forfeited;

b.    In the event that any such termination of employment occurs, for any reason other than for Cause, after the end of the Evaluation Period but prior to the Certification Date, the Award shall not be forfeited at the time of Participant’s termination and Participant shall be eligible to participate in the vesting of Restricted Stock Units (and any related Dividend Equivalents) under this Agreement to the extent certified by the Committee; and

c.    In the event that any such termination of employment occurs as a result of Participant’s Qualified Retirement before the end of the Evaluation Period, the Award (A) shall remain in effect with respect to fifty percent (50%) of the Award, which shall vest upon the achievement of the related Performance Goals and (B) shall terminate, effective as of the date of the Qualified Retirement, with respect to the remaining fifty percent (50%) of the Award; provided that, with respect to any member of the Company’s Senior Management Group, and any other Participant specified in writing by the Compensation Committee (if the Participant is, at the time of grant, an executive officer of the Company) or by the Company’s Chief Executive Officer and Chief Human Resource Officer (for all other Participants), if such individual has given the Company written notice of his or her intended retirement date at least twelve months but not more than fourteen months prior to such date, and if such individual in fact terminates on such intended retirement date (or such later date as the Company and such individual may agree, subject to such conditions as the Company may deem appropriate), upon any Qualified Retirement of such individual, no portion of the Award will terminate on such termination date, but the Award will remain in effect in full and shall vest as of the date on which, and to the extent that, the Performance Goals have been achieved.

9.    Disqualifying Activity. Notwithstanding any other provision of this Agreement, if the Committee determines that Participant is engaging in, or has engaged in, a Disqualifying Activity, the provisions of Section 10(b) of the Plan will apply.

10.    Delivery at Vesting. Subject to the provisions of the Plan and this Agreement, upon vesting of all or part of the Award, the Company shall deliver to Participant one share of Stock in exchange for each such vested Restricted Stock Unit and for each Dividend Equivalent Unit related thereto and cash in the amount of any other related Dividend Equivalents, and all Restricted Stock Units and Dividend Equivalents ) shall be cancelled. Unless determined otherwise by the Company at any time prior to the applicable delivery, each fractional Restricted Stock Unit (and related Dividend Equivalent Unit) shall vest and be settled in an equal fraction of a share of Stock. The delivery of such shares of Stock shall be on or as soon as practicable following the Certification Date, but in no event later than March 15 of the calendar year following the year in which the Certification Date occurred.

10.    Taxes. No later than the date as of which an amount relating to the Award first becomes taxable, Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Taxes and other items of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan and this Agreement shall be conditioned on such payment or arrangements and the Company and its Subsidiaries and Affiliates, to the extent permitted by law, shall have the right to deduct any such Taxes from any payment of any kind otherwise due to Participant. At vesting, Restricted Stock Units and related Dividend Equivalent Units will be valued at the Fair Market Value of the Company’s Stock on such date.

Unless otherwise determined by the Committee, Participant must satisfy the minimum statutory tax withholding obligations resulting from the vesting of Restricted Stock Units and related Dividend Equivalents (“Minimum Withholding Obligations”) by surrendering to the Company Restricted Stock Units and/or Dividend Equivalents that are then vesting (or shares of Stock issuable as a result of the vesting) with a value sufficient to satisfy the Minimum Withholding Obligations.

Under no circumstances will Participant be entitled to satisfy any Minimum Withholding Obligations by surrendering Restricted Stock Units that are not then vesting or any Restricted Stock Units that Participant has elected to defer under Paragraph 7 above. Any request by Participant to satisfy Minimum Withholding Obligations by surrendering shares of Stock owned by Participant prior to the date of such satisfaction must be specifically approved in advance by the Committee. All surrenders of Units or shares of Stock and any requests for approval of alternative payment arrangements must be made by Participant in accordance with such procedures as may be adopted by the Company in connection therewith, and subject to such rules as have been or may be adopted by the Committee.

11.    Non-Solicitation. In consideration of the Award made to Participant under this Agreement, starting on the Grant Date and ending on the date that is exactly twelve (12) months after Participant's “Separation Date” (defined below), Participant shall not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or any of its Subsidiaries or Affiliates, in each case involving employment by any individual, business or entity other than the Company or one of its Subsidiaries or Affiliates, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries or Affiliates. For purposes of this Paragraph 11, "Separation Date" means the date on which Participant's employment with the Company or one of its Subsidiaries or Affiliates is terminated for any reason.

12.    Recoupment. If the Securities and Exchange Commission adopts final rules under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that require, as a condition to the Company’s continued listing on a national securities exchange (“Exchange”), that the Company develop and implement a policy requiring the recovery of erroneously awarded compensation, and such regulations are applicable to Participant and the Award granted pursuant to this Agreement, then the following shall apply:

In the event that the Company is required to prepare a restatement of one or more of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Company will be entitled to recover from Participant, and Participant will promptly upon written demand return to the Company (whether or not Participant remains an employee of the Company at the time of such restatement or thereafter), the amount of any Award granted hereunder that (i) was paid or distributed to Participant (or any assignee or transferee permitted under Paragraph 6 above) during the three year period preceding the date on which the Company is required to prepare such restatement, and (ii) is in excess of what would have been paid or distributed to Participant (or any such assignee or transferee) under the restatement, or such other amount as may be required by the rules of the Securities and Exchange Commission or an applicable Exchange or any policy of the Company adopted in response to such rules.

The provisions of this Paragraph 12 are in addition to the rights of the Company as set forth in Section 14(h) of the Plan.

13.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or in writing, between the parties relating to the Award, provided that the Agreement shall be at all times subject to the Plan.

14.    Amendment. The Committee may amend the terms of this Award to the fullest extent permitted by Section 12 of the Plan.

15.     Acknowledgments. Participant: (a) acknowledges receiving a copy of the Plan Description relating to the Plan, and represents that he or she is familiar with all of the material provisions of the Plan, as set forth in such Plan Description; (b) accepts this Agreement and the Award subject to all provisions of the Plan and this Agreement; and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee relating to the Plan, this Agreement or the Award.

Participant evidences his or her agreement with the terms and conditions of this Agreement, and his or her intention to be bound by this Agreement, by electronically accepting the Award pursuant to the procedures adopted by the Company. Upon such acceptance by Participant, this Agreement will be immediately binding and enforceable against Participant and the Company.

THE PROGRESSIVE CORPORATION

By: /s/     Charles E. Jarrett
Vice President & Secretary
EXHIBIT I

INVESTMENT BENCHMARK CRITERIA

After the end of the Evaluation Period, Rogers Casey will determine the firms comprising the Investment Benchmark for the Plan year from its records and will supply to the Company the monthly total returns and any other relevant data for each of those firms for the Evaluation Period.

A firm will be included in the Investment Benchmark if Rogers Casey is able to determine from its records that:

1.
The firm has provided monthly data regarding its holdings and investment return, as necessary to determine or calculate such firm’s monthly total return, and to evaluate such firm’s compliance with each of the criteria set forth below, for the entire Evaluation Period; and

2.
At all times during the Evaluation Period, the information provided by the firm shows, or Rogers Casey is able to calculate, that such firm’s investment portfolio satisfies each of the following criteria:

Duration:             Effective Duration between 1.5 years and 5.0 years
Credit Quality Average         = A, or = AA, or = AAA, or = AAA+
Convexity (%)             >= -1
Sector Allocation:         U.S. High-Yield Corporate Debt <= 10%
Sector Allocation:         Mortgages <= 60%
Sector Allocation:         U.S. Investment-Grade Corporate Debt <= 60%
Sector Allocation:         CMBS <= 60%
Sector Allocation:         ABS <= 60%
Sector Allocation:         Emerging Markets Debt <= 5%

3.	The Company will have no discretion to alter the Investment Benchmark list after it is finalized by Rogers Casey.

EXHIBIT II

DETERMINATION OF PERFORMANCE RANKING
AND PERFORMANCE FACTOR

Once all the total returns are calculated, the data is sorted in descending order from highest to lowest total return. From here, the process to compute the Performance Factor is as follows:

INTERPOLATED VALUES FOR SETTING TOP AND BOTTOM 25% LEVELS
The top 25% and bottom 25% total return rankings are computed based on the total number of firms in the Investment Benchmark, excluding the PCM Fixed-Income Portfolio return. For example, if there were 279 participants, the return required to earn a 2.00 portfolio performance factor would be determined by interpolating between the sixty-ninth and seventieth firm’s returns, since 25% of 279 = 69.75. The same procedure would be used to determine the 0.00 portfolio performance factor.

The total returns, computed by Investment Accounting, for the interpolated positions are calculated as follows (continuing to use an example of 279 survey firms):

Interpolated Value = Firm 69 return - ((Firm 69 Return - Firm 70 Return)*0.75)
Firm 69 = 18.35%
Firm 70 = 18.23%

Firm 69.75 (Interpolated Value) = 18.35% - ((18.35%-18.23%)*0.75) = 18.26%.

In this case, the PCM Performance Factor will equal 2.00 if its total return equals the interpolated value for Firm 69.75 or 18.26%. A similar calculation is then used to determine the bottom 25% group and interpolated value for a 0.00 performance score.

Once the two groups are computed, top and bottom 25%, the remainder of the performance scores are calculated as follows:

Performance score variance = (2.00) / Number of positions from first participant after the top 25% ranking to the 1st participant in the bottom 25% ranking. In the case of 279 participants, the number of positions to divide the 2.00 performance factors by would be 142.

The calculation for the performance score variance from 2.00 - 0.00 would be:

2.00 / 142 = .014085 per position for 279 firms

In the case of a tie in total returns between firms, each firm will have the same performance score, one step under the next higher position. The next lowest position would then be stepped down by a factor based on the number of participants who tie. In the case of a tie between two firms, the step down will be twice the performance score variance to maintain the proper stepping to the 0.00 performance score level.

Example: If firms 70 and 71 each had the same total return in the 279 firm example, then firms 70 and 71 would each have a Performance Factor of 1.985915, which is 2.00 - .014085. The number 72 position in this example would have a performance score of 1.957746, which is the required step down from 70 to 72.

In addition, if the returns are tied between the interpolated value set for the 2.00 performance score and any position below the 2.00 level, those lower positions will also be set to a 2.00 performance score. The step down factor in the performance score will work similarly as noted in the example above. For the last 25% group, all firms with total returns equaling the last interpolated total return value would have the same performance score as the last interpolated value (.014085), and all others in the last 25% group would have a 0.00 Portfolio Performance Factor.

Once all the performance scores have been created, from 2.00 to 0.00, PCM’s return is compared to the rankings to determine its Performance Factor. If the PCM return is not in the top or bottom 25% and does not match the return of any participant, then PCM’s Performance Factor is an interpolated value between the firms with the next highest and next lowest returns.

The interpolation computation for the Performance Factor based on PCM’s return is as follows:

Performance score of firm below PCM return + (PCM’s Return - Return below PCM) / (Return above PCM - Return below PCM) * (Performance score of firm above PCM - Performance score of firm below PCM)

Assuming the following data, using the 279 firm example:

Firm	Performance score	Total return
Firm above PCM	.90	13.61
PCM		13.39
Firm below PCM	.89	13.34

The calculation of PCM’s Performance Factor is:

0.89 + (13.39-13.34) / (13.61-13.34) * (0.90-0.89) = 0.89

The final performance score is rounded to the nearest one-hundredth, if necessary.